EXHIBIT 99.1


                    TRIBEWORKS ANNOUNCES MAJOR RESTRUCTURING


SAN FRANCISCO- March 30, 2005 - Tribeworks, Inc., (OTCBB: TRBW) today announces a plan of reorganization intended to allow the company to maintain its public reporting requirements, reduce its debt, and explore new business directions. After further development, the plan is expected to be submitted to shareholders for a vote later this year.

The restructuring plan includes the transfer of most assets (including iShell intellectual property and the Tribeworks and iShell trademarks) and most liabilities to Tribeworks Development Corporation (TDC), a wholly owned subsidiary of Tribeworks, Inc., such that current operating business units would operate entirely in a separate, private company. Further, the Company has engaged an independent company to provide a valuation of the TDC subsidiary, which will be used as the basis for a possible sale of the subsidiary to current management or others.

The Company also announces that it has issued a $100,000 Promissory Note to help cover reorganization costs, and that Mr. Duncan Kennedy has resigned as the Company's Director, President and CEO, and Mr. Patrick Soquet has resigned as the Company's Director. Mr. Kennedy will continue to manage the operations of the Company's TDC subsidiary as an independent contractor during the transition period.

In addition, the Company announces the appointment of Mr. J. Glenn Pogue as interim CEO and Chairman of the Board. Mr. Pogue will oversee the reorganization and help raise additional venture capital as needed. Mr. Pogue has experience working for public companies in numerous investor relations capacities and is currently Vice President of Indico Technologies LTD (TSX_IND).

Copies of the material agreements associated with this reorganization will be made available via the Company's 8-K filing. For more information please contact Mr. Glenn Pogue at (415) 674-5531.